EXHIBIT 99.1

Lithia Motors Promotes Tina Miller to Chief Financial Officer

Medford, Oregon, July 16, 2019 - Lithia Motors, Inc., (NYSE:LAD) one of the nation's largest providers of personal transportation solutions, announced today that Tina Miller has been promoted to Senior Vice-President, Chief Financial Officer.

“Tina’s finance and accounting leadership and her talented teams have been instrumental in us achieving sector leading growth while maintaining low leverage,” said Bryan DeBoer, President and CEO of Lithia Motors. He added, “After a nationwide search, we are pleased to be able to promote from within our company and we welcome Tina’s perspectives to our senior management team.”

“Financial discipline is foundational to our unique growth strategy. Tina’s acute understanding of our capital philosophy, operating model, proprietary performance measurements and network optimization plans will help us accelerate our efforts to increase market share,” added Mr. DeBoer.

Ms. Miller has held a variety of accounting, financial and audit leadership roles of increasing responsibility at Lithia for nearly 15 years. Most recently she served as Chief Accounting Officer and interim Principal Financial Officer. In this role, Ms. Miller will oversee the accounting, tax, corporate finance, financial planning & analysis, risk management and treasury functions.

About Lithia
Lithia Motors, Inc. is one of the largest providers of personal transportation solutions in the United States and is among the fastest-growing companies in the Fortune 500 (#265-2019). Lithia is a growth company powered by people and innovation. Lithia purchases and builds strong businesses that have yet to realize their potential. Operational excellence is achieved by focusing the business on convenient and transparent consumer experiences and by utilizing proprietary performance measurements to increase market share and profitability. Lithia generates significant cash flows while maintaining low leverage. Lithia reinvests in digital innovation and further expansion of their nationwide network to provide transportation solutions wherever, whenever and however consumers desire. Together, these endeavors create a unique growth strategy that will enable Lithia to earn a meaningful share of the U.S. market.

Sites:
www.lithiamotors.com
www.lithiainvestorrelations.com
www.lithiacareers.com

Lithia Motors on Facebook:
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter:
http://twitter.com/lithiamotors

Contact:
Eric Pitt
Director, Investor Relations and Treasury
EPitt@lithia.com
(541) 864-1748